Exhibit 99.1

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Special Committee of the

Board of Directors

Sunset Financial Resources, Inc.

10245 Centurion Parkway North

Jacksonville, Florida 32256

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated April 27, 2006, to the Special Committee of the Board of Directors of Sunset Financial Resources, Inc. (the “Company”) regarding the proposed merger between the Company and Alesco Financial Trust in the Company’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “Summary – Opinion of Sunset’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the Sunset Board of Directors and Its Reasons for the Merger,” and “The Merger – Opinion of Sunset’s Financial Advisor.” In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

New York, New York

July 24, 2006